Exhibit 8.1

July 25, 2007

Boards of Directors of

North Penn Mutual Holding Company

New North Penn Bancorp, Inc.

North Penn Bank

North Penn Bancorp, Inc.

216 Adams Avenue

Scranton, Pennsylvania 18503

Ladies and Gentlemen:

You have asked our opinion regarding the material federal income tax consequences of the proposed transactions (collectively, the “Conversion”), more fully described below, pursuant to which North Penn Mutual Holding Company (the “MHC”) will convert to the stock form of organization and New North Penn Bancorp, Inc. (the “Company”) will acquire 100 percent of the stock of North Penn Bank (the “Bank”). We are rendering this opinion pursuant to Section 21 of the Plan of Conversion and Reorganization (the “Plan of Conversion”) adopted by the Boards of Directors of the Bank, North Penn Bancorp, Inc. (the “Mid-Tier Holding Company”) and the MHC on April 24, 2007, as amended. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Conversion.

The Conversion will be effected, pursuant to the Plan of Conversion, as follows:

1.	The Bank will establish the Company as a first-tier subsidiary;

2.	The MHC will adopt a federal charter by merging with and into a new federally chartered mutual holding company (which shall continue to be referred to as the “MHC”) (the “Federal Merger I”) and the Mid-Tier Holding Company will adopt a federal charter by merging with and into a new federally chartered mid-tier holding company (which shall continue to be referred to as the “Mid-Tier Holding Company”) (the “Federal Merger II”);

3.	The Mid-Tier Holding Company will convert to an interim federal stock savings bank (“Interim B”) and simultaneously merge with and into the Bank pursuant to which the Mid-Tier Holding Company will cease to exist (the “Holding Company Merger”);

4.	The MHC will convert to an interim federal stock savings bank (“Interim A”) and simultaneously merge with and into the Bank, pursuant to which the MHC will cease to exist (the “MHC Merger”). In connection with the MHC Merger, the shares of the Mid-Tier Holding Company common stock held by the MHC will be canceled and a liquidation account will be established by the Association for the benefit of certain depositors of the Bank (the “Depositors”);

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5.	The Company will form an interim federal stock savings bank (“Interim C”) as a wholly owned subsidiary of the Company. Interim C will merge with and into the Bank (the “Bank Merger”). As a result of the Bank Merger: (1) the shares of common stock of the Company held by the Bank shall be extinguished; (2) the shares of the Mid-Tier Holding Company common stock, other than the shares previously held by the MHC, will be converted into the right to receive shares of common stock of the Company based upon an Exchange Ratio (as defined in the Plan), plus cash in lieu of any fractional share interest; and (3) the shares of common stock of Interim C held by the Company will be converted into shares of Bank common stock, with the result that the Bank will become the wholly owned subsidiary of the Company. In addition, as a result of the Bank Merger, options to purchase shares of the Mid-Tier Holding Company common stock that are outstanding immediately before the consummation of the Conversion will be converted into options to purchase shares of Company common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based on the Exchange Ratio; and

6.	The Company will issue and sell common stock in the offerings as provided in the Plan of Conversion.

For purposes of the opinions set forth below, we have relied, with your consent, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in certificates of the officers of the Primary Parties dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the consummation of the Conversion and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the registration statements on Form SB-2 and Form S-4 filed with the Securities and Exchange Commission in connection with the Conversion and the prospectuses contained therein, each as amended or supplemented through the date hereof.

We have also assumed that the transactions contemplated by the Plan of Conversion will be consummated in accordance therewith and as described in the Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party).

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below.

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Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current tax law:

(1)	the Federal Merger I will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by the MHC or the interim federal mutual holding company by reason of such merger;

(2)	the Federal Merger II will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by the Mid-Tier Holding Company or the interim federal mid-tier holding company by reason of such merger;

(3)	the conversion of the MHC from mutual form to Interim A will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Interim A or the MHC by reason of such conversion;

(4)	the MHC Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Interim A, the MHC or the Bank by reason of such merger;

(5)	the conversion of the Mid-Tier Holding Company to Interim B will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Interim B or the Mid-Tier Holding Company by reason of such conversion;

(6)	the Holding Company Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Interim B, the Mid-Tier Holding Company or the Bank by reason of such merger;

(7)	the Bank Merger will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Code or as an exchange under Section 351 of the Code, and no gain or loss will be recognized by Interim C, the Bank or the Company by reason of such merger;

(8)	no gain or loss will be recognized by the current stockholders of the Mid-Tier Holding Company upon the receipt of shares of common stock of the Company pursuant to the Conversion, except to the extent of any cash received in lieu of a fractional share interest in the Company;

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(9)	the aggregate tax basis of the shares of the Company’s common stock to be received by the current stockholders of the Mid-Tier Holding Company will be the same as the aggregate tax basis of the Mid-Tier Holding Company’s common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in the Company for which cash is received;

(10)	the holding period of the shares of the Company’s common stock to be received by the current stockholders of the Mid-Tier Holding Company will include the holding period of the shares of the Mid-Tier Holding Company common stock, provided that the Mid-Tier Holding Company common stock was held as a capital asset on the date of the Bank Merger;

(11)	a holder of shares of the Mid-Tier Holding Company common stock who receives cash in lieu of a fractional share of Company common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of the Mid-Tier Holding Company allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset of the date of the Bank Merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of the Mid-Tier Holding Company common stock is more than one year on the date of the Bank Merger;

(12)	no gain or loss will be recognized by the Company upon the sale of shares of common stock in the offerings;

(13)	no gain or loss will be recognized by the Depositors upon the issuance to them of interests in the liquidation account in the Bank pursuant to the MHC Merger;

(14)	it is more likely than not that the fair market value of the nontransferable Subscription Rights to purchase shares of Company common stock to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors is zero and, accordingly, that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

(15)	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offerings pursuant to the exercise of the Subscription Rights will be the amount paid therefore, and that the holding period for such shares of common stock will begin on the date of completion of the offering.

The opinions set forth in (14) and (15), above, are based on the position that the Subscription Rights do not have any market value. Although the IRS will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the

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IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase shares of common stock of the Company at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., that there is a more than 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

This opinion relates solely to certain United States federal income tax consequences of the Conversion and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax.

We consent to the filing of this opinion as an exhibit to the Application for Conversion on Forms AC and the holding company application on Form H-(e)1-S filed with the Office of Thrift Supervision, and as an exhibit to the registration statements on Form SB-2 and Form S-4 filed by the Company with the Securities and Exchange Commission in connection with the Conversion, and to the references to the opinion and to us in the prospectuses included in such registration statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Muldoon Murphy & Aguggia LLP
MULDOON MURPHY & AGUGGIA LLP